Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Jerash Holdings (US), Inc., of our report dated August 18, 2017, with respect to the consolidated balance sheets of Jerash Holdings (US), Inc., subsidiaries and affiliate as of March 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2017, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Friedman LLP

New York, New York

September 7, 2017